Exhibit 99.1


            DeVry Inc. Provides Update on Workforce Reduction Program


    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--May 19, 2005--DeVry Inc. (NYSE:DV), an international higher education company, today announced that on May 18, 2005, DeVry University implemented a reduction in force of full-time and part-time faculty positions at its campuses throughout North America.
    In order to improve operational effectiveness, DeVry University previously implemented two Voluntary Separation Plans (VSP) during the current fiscal year. While these voluntary plans have helped to align resources with needs, they have not been sufficient to totally offset enrollment declines at DeVry University's campuses. The most recent reductions in force affected 134 people following a recently completed evaluation of DeVry's campus-based instructional needs for the 2006 fiscal year.
    The company estimates that at least $6 million in annual salary and benefit costs will be eliminated by these actions, but due to severance costs associated with implementing these workforce reductions, savings will not positively impact financial results until fiscal 2006 and beyond.
    "We highly value the contributions of all of our instructors, and do not make these decisions without serious consideration," said Ronald L. Taylor, DeVry's chief executive officer. "A major focus of our turnaround plan is to increase operational effectiveness, and these actions will help DeVry University better align its workforce resources with the changes in demand we are experiencing for more part-time, online, and business-focused programs."

    DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degrees. Deaconess College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devry.com.

    Certain information contained in this release may constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Potential risks and uncertainties include, but are not limited to, market conditions, dependence on student financial aid, state and provincial approval and licensing requirements, and the other factors detailed in the company's Securities and Exchange Commission filings, including those discussed under the heading "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-22457) filed with the SEC.



    CONTACT: DeVry Inc.
             Joan Bates (Investor), 630-574-1949
             or
             Dresner Corporate Services
             Kyra Kyles (Media), 312-780-7208